Exhibit 99.(a)(1)(j)

Note:  The past performance of the Company's stock is no guarantee of its likely future performance.  Please read the "Offer to Exchange" carefully before making your election.  This offer expires May 1, 2008.

Stock Value Calculator

									Hypothetical / "What if?" Scenarios
					SYPR's closing stock price on 3-28-08:					$ 4.31	$ 4.31
Input SYPR hypothtical stock price:			$7.00						$ 7.00	$ 7.00	$ 7.00
Input your tax rate:				40%					60%	60%	60%
					1	2	3
			Grant		(Vested)	New	New		1 - No	2 - New	3 - New
Grant	Expiration	Shares	Price	Granted	No Change	Options	Stock		Change	Options	Stock
Example
2/25/03	2/24/11	2,400	$ 8.25	2,400	1,920	-	-		$ -	$ -	$ -
2/25/03	2/24/11	10,000	$ 8.25	10,000	8,000	-	-		$ -	$ -	$ -
2/26/03	2/25/11	39,000	$ 8.27	39,000	31,200	-	-		$ -	$ -	$ -
3/2/06	3/1/12	12,500	$ 10.36	12,500	-	-	-		$ -	$ -	$ -
			Not eligible:	63,900	41,120				$ -

2/27/01	2/26/09	25,000	$ 6.25	25,000	25,000	4,994	1,415		$ 11,250	$ 8,060	$ 7,466
5/11/07	5/14/11	27,055	$ 7.90	27,055	27,055	12,220	3,463		$ -	$ 19,723	$18,271
			Eligible:	52,055	52,055			Value	$ 11,250	$ 27,783	$ 25.736